EXHIBIT 15

LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION

November 14, 2003

UnitedHealth Group Incorporated:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of UnitedHealth Group Incorporated and Subsidiaries for the period ended September 30, 2003, as indicated in our report dated October 16, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, is incorporated by reference in Registration Statement File Nos. 333-66013, 33-22310, 33-50282, 33-59083, 33-59623, 33-63885, 33-67918, 33-68300, 33-75846, 333-02525, 333-04875, 333-25923, 333-44613, 333-45289, 333-50461, 333-66013, 333-71007, 333-81337, 333-87243, 333-88506, 333-90247, 333-46284, 333-55666, 333-100027, 333-105875, and 333-105877.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota